CANCELLATION AGREEMENT

THIS CANCELLATION AGREEMENT (the "Agreement") is made and entered into this 15th day of November 2010 between Option Placement, Inc., a Nevada corporation (the "Company"), and Jonathan Patton ("Cancelling Party").

BACKGROUND

Concurrently herewith, the Company is entering into a Share Exchange Agreement with Tiga Energy Services, Inc., a Texas corporation ("Tiga"), and the shareholders of Tiga (the “Target Shareholders”), pursuant to which the Company will acquire from the Target Shareholders 100% of the issued and outstanding capital stock of Tiga in exchange for shares of the Company’s Common Stock (the "Share Exchange Transaction").

It is a condition precedent to the consummation of the Share Exchange Transaction that the Cancelling Party enter into this Agreement, which will effectuate the contribution of all amounts due under certain Non-Negotiable Demand Promissory Notes in the aggregate principal amount of $16,910, plus accrued interest of $1,926.28, for a total amount of $18,836.29, a list of which is attached on Schedule A hereto (the "Notes").  The Cancelling Party is entering into this Agreement to, among other things, induce Tiga and the Target Shareholders to enter into the Share Exchange Transaction and the Cancelling Party acknowledges that Tiga and the Target Shareholders would not consummate the transactions contemplated by the Share Exchange Transaction unless the transactions contemplated hereby are effectuated in accordance herewith.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Contribution and Cancellation of Notes.  Cancelling Party hereby transfers, assigns and contributes to the capital of the Company all amounts due under the Notes and relieves the Company from and of any and all obligations of the Company of any kind or nature thereunder.  In furtherance of the transfer, assignment and contribution of the Notes, the Cancelling Party is delivering the originally executed Note herewith imprinted on each page thereof with the word "VOID" and hereby irrevocably instructs the Company to cancel the Note.  The Cancelling Party acknowledges and confirms that upon and as of the date hereof, the Note shall be deemed cancelled, it shall have no rights under or interest in the Note and the Note shall be of no further force or effect.

2.           Representations by the Cancelling Parties.

(a) The Cancelling Party has good, valid and marketable title to the Note, free and clear from all security interests or encumbrances of any kind or nature and has not assigned, pledged, hypothecated, granted any interest in or right to acquire or otherwise encumbered all or any portion of its interest in the Note.

(b) The Cancelling Party has full right, power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Cancelling Party and constitutes a valid, binding obligation of the Cancelling Party, enforceable against it in accordance with its terms (except as such enforceability may be limited by laws affecting creditor's rights generally).

3.           Further Assurances. Each party to this Agreement will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including the execution and delivery of such other documents and agreements as may be necessary to effectuate the cancellation of the Subject Shares).

4.           Amendment and Waiver. Any term, covenant, agreement or condition of this Agreement may be amended, with the written consent of the Company and the Cancelling Party, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by one or more substantially concurrent written instruments signed by the Company and the Cancelling Party.

5.           Survival of Agreements, Representations and Warranties. All representations and warranties contained herein shall survive the execution and delivery of this Agreement.

6.           Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Company and the Cancelling Parties, and their respective successors and assigns.

7.           Governing Law. This Agreement (including the validity thereof and the rights and obligations of the parties hereunder and thereunder) and all amendments and supplements hereof and thereof and all waivers and consents hereunder and thereunder shall be construed in accordance with and governed by the internal laws of the State of Texas without regard to its conflict of laws rules, except to the extent the laws of Nevada are mandatorily applicable.

8.           Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.  In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.  This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts but all such counterparts shall together constitute but one and the same instrument.  This Agreement may be reproduced by any electronic, photographic, photostatic, magnetic, microfilm, microfiche, microcard, miniature photographic, facsimile or other similar process and the original thereof may be destroyed.  The parties agree that any such reproduction shall, to the extent permitted by law, be as admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not the reproduction was made in the regular course of business) and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence. Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery for all purposes.

                      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CANCELLING PARTY:

Jonathan Patton

By:	/s/ Jonathan Patton

COMPANY:

Option Placement, Inc.

By:	/s/ Jonathan Patton
Name: Jonathan Patton
Title: President

SCHEDULE A
LIST OF OUTSTANDING PROMISSORY NOTES

Date	Principal Amounts	Accumulated Interest Through November 15, 2010
4/17/2008	$6,050	1270.39
5/8/2008	$500	101.57
5/11/2009	$700	86.41
8/31/2009	$200	19.28
9/1/2010	$1,700	164.29
4/1/2010	$1,300	65
4/1/2010	$3,700	184.98
8/16/2010	$500	9.89
8/23/2010	$1,200	21.87
11/4/2010	$1,060	2.61

Totals	$16,910	$1,926.29	$18,836.29